Exhibit 99.1

KCG ANNOUNCES $100 MILLION REPAYMENT

OF FIRST LIEN CREDIT FACILITY

JERSEY CITY, N.J. – December 4, 2013 – KCG Holdings, Inc. (NYSE: KCG) today announced the completion of a $100 million principal repayment of the first lien term loan under the Company’s first lien senior secured credit facility. Since entering into the $535 million credit facility on July 1, 2013, KCG has completed a total of $300 million in principal repayments on the loan, leaving a remaining outstanding balance of $235 million.

Steve Bisgay, Chief Financial Officer of KCG, said, “We’re grateful for the ability to continue paying down the debt incurred to finance the creation of KCG ahead of schedule. Under the integration plan, efforts to streamline KCG and refocus on core market making and trading services have the added benefit of generating additional liquidity. We intend to utilize this cash in part to further reduce the company’s interest expense until we attain the target capital structure for the firm.”

Under the terms of the credit facility, an amortization payment of $235 million is due on July 1, 2014, followed by amortization payments of $7.5 million each quarter beginning September 30, 2014 until maturity on December 5, 2017. Prepayments, however, are permitted at any time without premium or penalty except in connection with certain refinancings. The amount of the principal prepayments to date in excess of the $235 million amortization payment will be applied to reduce the remaining scheduled amortization payments on a pro rata basis.

The $100 million was sourced from the proceeds of the sale of subsidiary Urban Financial of America, LLC, which was effective November 30, 2013, and the subsequent release of excess liquidity maintained for the Urban business.

About KCG

KCG is a leading independent securities firm offering investors a range of services designed to address trading needs across asset classes, product types and time zones. The firm combines advanced technology with exceptional client service across market making, agency execution and venues. KCG has multiple access points to trade global equities, fixed income, currencies and commodities via voice or automated execution. www.kcg.com

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These “forward-looking statements” are not historical facts and are based on current expectations, estimates and projections about KCG’s industry, management beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Any forward-looking statement contained herein speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with: (i) the strategic combination of Knight Capital Group, Inc. (“Knight”) and GETCO Holding Company, LLC (“GETCO”), including, among other things, (a) difficulties and delays in integrating the Knight and GETCO businesses or fully realizing cost savings and other benefits, (b) the inability to sustain revenue and earnings growth, and (c) customer and client reactions; (ii) the August 1, 2012 technology issue that resulted in Knight’s broker-dealer subsidiary sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market and the impact to Knight’s capital structure and business as well as actions taken in response thereto and consequences thereof; (iii) the costs and risks associated with the sale of Knight’s institutional fixed income sales and trading business, the pending sale of KCG’s reverse mortgage origination and securitization business and the departure of the managers of KCG’s listed derivatives group; (iv) the ability of KCG’s broker-dealer subsidiary to recover all or a portion of the damages that are attributable to the manner in which NASDAQ OMX handled the Facebook IPO; (v) changes in market structure, legislative, regulatory or financial reporting rules, including the continuing legislative and regulatory scrutiny of high-frequency trading; (vi) past or future changes to organizational structure and management; (vii) KCG’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by KCG’s customers and potential customers; (viii) KCG’s ability to keep up with technological changes; (ix) KCG’s ability to effectively identify and manage market risk, operational risk, legal risk, liquidity risk, reputational risk, counterparty risk, international risk, regulatory risk, and compliance risk; (x) the cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings; and (xi) the effects of increased competition and KCG’s ability to maintain and expand market share. The list above is not exhaustive. Readers should carefully review the risks and uncertainties disclosed in KCG’s and Knight’s reports with the SEC, including, without limitation, those detailed under “Certain Factors Affecting Results of Operations” in KCG’s Quarterly Report on Form 10-Q for the period ended September 30, 2013, under “Risk Factors” in Knight’s Annual Report on Form 10-K for the year-ended December 31, 2012 and the Current Report on Form 8-K filed by KCG on August 9, 2013, and in other reports or documents KCG files with, or furnishes to, the SEC from time to time.

CONTACTS

Sophie Sohn	Jonathan Mairs
Communications & Marketing	Investor Relations
312-931-2299	201-356-1529
media@kcg.com	jmairs@kcg.com